Exhibit 107
Calculation Of Filing Fee Tables
Form S-8
Proterra Inc
(Exact Name of Registrant as specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	8,878,388(2)	$7.43(3)	$65,966,423	0.0000927	$6,115
Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	2,219,597(4)	$6.32(5)	$14,027,853	0.0000927	$1,300
Total Offering Amounts							$7,415
Total Fee Offsets(6)							-
Net Fee Due							$7,415
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional number of securities as may become issuable pursuant to the provisions of the Proterra Inc 2021 Equity Incentive Plan (the “Equity Incentive Plan”) and the Proterra Inc 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).
(2) Represents additional shares of Common Stock to be registered and available for grant under the Registrant’s Equity Incentive Plan resulting from the annual automatic increase in the number of authorized shares reserved and available for issuance under the Equity Incentive Plan. The increase was effective as of January 1, 2022.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, on the basis of the average of the high and low sale prices of the Registrant's Common Stock on March 8, 2022, as reported on the Nasdaq Global Select Market.
(4) Represents additional shares of Common Stock to be registered and available for grant under the Registrant’s ESPP resulting from the annual automatic increase in the number of authorized shares reserved and available for issuance under the ESPP. The increase was effective as of January 1, 2022.
(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, on the basis of the average of the high and low sale prices of the Registrant's Common Stock on March 8, 2022, as reported on the Nasdaq Global Select Market, multiplied by 85%.
(6) The Registrant does not have any fee offsets.